BRF S.A.

Public Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUNCEMENT TO THE MARKET

BRF S.A. ("BRF" or "Company") (B3: BRFS3; NYSE: BRFS), in continuity with the announcement to the market dated March 02, 2018, hereby announces to its shareholders and to the market in general that the Board of Directors of the Company approved, on the present date, the convocation of an Extraordinary General Shareholders’ Meeting to deliberate on the requests sent by Caixa de Previdência dos Funcionários do Banco do Brasil – Previ and Fundação Petrobras de Seguridade Social – Petros shareholders, subject of the Material Facts dated February 25 and 26, 2018. The Extraordinary General Shareholders’ Meeting will take place, in conjunction with the Annual General Shareholders’ Meeting, on April 26, 2018 (“EAGM”). The Company also informs that it will update its Calendar of Corporate Events, as well as it will duly disclose all documents related to the EAGM call notice.

Sao Paulo, March 05, 2018.

Lorival Nogueira Luz Jr.

Chief Financial and Investor Relations Officer